EXHIBIT 10.1

EMPLOYMENT AGREEMENT AMENDMENT

This AMENDMENT TO THE EMPLOYMENT AGREEMENT (“Amendment”) is entered into on February 13, 2026 and effective as of January 1, 2026, between DATA STORAGE CORPORATION (the “Company”), with an office located at 244 Fifth Avenue, Suite 2821, New York, New York 10001, and CHARLES M. PILUSO (“Executive”).

WHEREAS, the Company and Executive (collectively “Parties”) entered into an employment agreement on March 28, 2023, as amended on January 1, 2024 (the “Agreement”), setting forth the terms and conditions of the Executive’s employment with the Company;

WHEREAS, the Parties entered into an amended employment agreement effective January 1, 2024; and

WHEREAS, pursuant to the recommendation by the Compensation Committee of the Board of Directors of the Company, and approved by the Board of Directors, it was decided that the Executive’s Agreement, would be extended for an additional three-year term, as amended by this Amendment; and

NOW, THEREFORE, in consideration of the foregoing, of the mutual promises contained herein and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, agree as follows:

A.	Paragraph “3” entitled “Term of Employment” is hereby deleted in its entirety and replaced with the new Section 3 below:

“3. Term of Employment: This Agreement and the employment relationship and terms hereunder shall hereby be continued and extended for: (i) an additional 3 year term (“Extended Term”) running from January 1, 2026 and extended to December 31, 2028, which Extended Term shall automatically be extended for successive one-year terms unless either party gives at least 90 days written notice of its intention not to renew prior to the expiration of the then current term, or (ii) until Executive’s employment is terminated by either the Company or Executive pursuant to Section 5. The period Executive is employed by the Company under this Agreement is referred to as the “Employment Term”.

B.	Section 6.1 of the Agreement is deleted in its entirety.

C.	Schedule A of the Agreement is hereby deleted in its entirety and replaced with the attached new Schedule A.

D.	The reference in Section 6.2 of the Agreement to “Appendix A, Section 4(ii)” shall hereby be replaced to refer to “Section 5.2 of Schedule A”.

E.	Section 6.3 of the Agreement is hereby amended by deleting the references therein to “Appendix A” and replacing them with “Schedule A”.

F.	Except as otherwise provided herein, all other terms and conditions of the Agreement shall remain in full force and effect. In the event any of the terms or conditions of this Amendment conflict with the terms of the Agreement, the terms and conditions of this Amendment shall prevail.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment on the day and the year first above written.

DATA STORAGE CORPORATION

By:	/s/ Chris H. Panagiotakos	/s/ Charles M. Piluso
Name:	Chris H. Panagiotakos	Charles M. Piluso
Title:	Chief Financial Officer

SCHEDULE “A”

1.        Base Salary. During the Extended Term, Executive shall receive an annual base salary of $275,000.00 (the “Base Salary”). The Base Salary will be paid in accordance with the customary payroll practices of the Company applicable to executives, and shall be made less all applicable federal, state and local withholdings. During the Extended Term, the Company’s Board or the Compensation Committee shall review the Base Salary and may provide for such upward adjustments in Base Salary, in its sole and absolute discretion, it deems appropriate.

2.       Annual Cash Bonus

a.       Executive shall be eligible to receive an annual cash bonus. This annual cash bonus shall range from 0% to 200% of Executive’s Base Salary, with a target payment of 100% of Executive’s Base Salary, in the year that it is earned. The cash bonus amount shall be determined by the Board within 60 days following the end of the fiscal year in which the cash bonus was earned, and shall be paid out within 30 days of the Board’s approval of the cash bonus amount.

b.       Executive shall further be entitled to participate in such bonus programs and plans as the Company makes available from time to time to the Company’s executives of comparable status, subject to, and to the extent that, Executive is eligible under such bonus programs and plans in accordance with their respective terms.

3.        Equity Awards. All equity awards shall be granted pursuant to the Company’s 2021 Stock Incentive Plan (the “Plan”) subject to the terms of the equity grant award agreement.

3.1 Stock Options. Executive will be granted a one-time option to purchase 250,000 shares of the Company’s Common Stock (the “Option”). The exercise price of the Option will be the fair market value on the date when the Option is granted. The Option will be subject to the terms and conditions applicable to options granted under the Plan, and the grant award agreement. The Option grant date will be the date of execution by both parties of this Amendment. The Option will vest over a three-year period, as follows: (a) one-third will vest on May 20, 2027; (b) one-third will vest on May 20, 2028; and (c) one-third will vest on May 20, 2029.

3.2 Restricted Stock Units (RSUs). Executive will receive a one-time award of 60,000 restricted stock units (RSUs) to purchase one share of Common Stock. The RSU grant date will be the date of execution by both parties of this Amendment. The RSUs will vest over a three-year period, as follows: (a) one-third (20,000 RSUs) will vest on May 20, 2027; (b) one-third (20,000 RSUs) will vest on May 20, 2028; and (c) one-third (20,000 RSUs) will vest on May 20, 2029.

3.3 Performance Stock Units (PSUs). Executive will be awarded certain PSUs, which award shall vest only upon achievement of the following milestones, subject to Compensation Committee certification:

● Completion of an acquisition entity which has $3,000,000 in trailing twelve months (“TTM”) revenue: 30,000 PSUs.
● Market capitalization of $30 million: 75,000 PSUs.
● Market capitalization of $60 million: 75,000 PSUs.
● Market capitalization of $90 million: 75,000 PSUs.

Provided, however, that each Market Cap Target must be maintained for at least 20 trading days.

4.        Transaction-Based Bonuses

4.1 Completed Acquisition Bonus. Executive shall receive a one-time cash bonus of $100,000 for each completed acquisition of any entity or asset which has $3,000,000 in TTM revenues.

4.2 Reverse Merger Bonus. Executive shall receive a one-time cash bonus of $250,000 if a reverse merger is executed. Payment will be at closing.

5.        Severance and Change in Control. In the event Executive’s employment is terminated before the expiration of the Extended Term, Executive shall refer to Section 6 of the Agreement, in addition to the following Sections 5.1, 5.2 and 5.3:[1]

5.1 In the event that Executive’s employment is terminated by the Company for Cause,[2] the Company shall have no further obligations under this Agreement other than to pay to Executive his Base Salary and accrued vacation through the last day of Executive’s actual employment by the Company; and Executive shall not be entitled to any severance payments and all non-vested equity awards shall be automatically forfeited. In the event of employment termination due to Executive’s Death or Disability, or at the election of Executive Without Good Reason, the Company shall have no further obligations under this Agreement other than as set forth in this Section 5.1 and (i) to pay to Executive, in a single lump sum upon such termination, any Base Salary and accrued vacation through the last day of Executive’s actual employment by the Company, less all applicable federal, state and local withholdings and (ii) to pay to Executive, in a single lump sum, less all applicable federal, state and local withholdings, a pro rata portion of any bonus set forth in Schedule A, Section 2, (to the extent earned prior to such termination), for the fiscal year in which the termination occurs. In the event of employment termination due to Executive’s Death or Disability, all stock equity awards, including restricted stock, restricted stock units and option awards, shall be immediately vested as of the date of such Disability or Death, whichever is applicable, and shall be delivered, subject to any requirements under this Agreement, to the Executive or the Executive’s designated or appointed representative, in the event of his Disability, or in the event of the Executive’s Death, to the beneficiary or beneficiaries designated by the Executive, or if the Executive has not so designated any beneficiary(ies), or no designated beneficiary survives the Executive, such shares shall be delivered to the personal representative of the Executive’s estate.

5.2. In the event that Executive’s employment is terminated before the expiration of the Extended Term by the Company Without Cause (and not due to Executive’s Death or Disability) or by the Executive’s resignation for Good Reason,[3] and Executive executes a general release in favor of the Company in the form acceptable to the Company and the period in which Executive is entitled to revoke such release has expired without any such revocation, Executive will receive the Executive’s Base Salary, less applicable federal, state and local withholdings, for the remainder of the Extended Term, in accordance with the Company’s typical payroll practices. Except as provided below, Executive will not be eligible to receive the equity compensation, as discussed in Section 3 of this Schedule A or annual cash bonus, as discussed in Section 2 of this Schedule A, after the Executive’s employment with the Company is terminated. The salary continuation described above is in addition to and not in lieu of, the severance payments described below in this Section 5.2. Additionally, Executive shall be entitled to a one-time severance payment equal to one time the Executive’s Base Salary for the year in which the Executive is terminated plus the pro rata portion of the last annual cash bonus that was paid to Executive calculated based on the number of days that Executive worked during the year of termination divided by 365. The severance payment will be made less all applicable federal, state and local withholdings, and shall be paid as a lump sum within 45 days of Executive executing a general release and the provisions of the next sentence. The general release must be executed and become irrevocable within 60 days following the date of termination, and no severance payment shall be made prior to the date on which such release becomes irrevocable. In addition, if Executive’s employment is terminated during the Employment Term by the Company without Cause or due to Executive’s resignation for Good Reason, all equity awards then held by Executive shall be treated as set forth in Section 6.4 of the Agreement.

[1] “Change in Control” shall have the same meaning as set forth in Section 6.6 of the Agreement.

[2] The term “Cause” shall have the same meaning set forth in Section 5.1 of the Agreement.

[3] “Good Reason” shall have the same meaning set forth in Section 6.5 of the Agreement.

5.3 In the event that Executive is terminated by the Company Without Cause or the Executive resigns for Good Reason within 24 months of a Change in Control,[4] and Executive signs a general release in favor of the Company in the form acceptable to the Company and the period in which Executive is entitled to revoke such release has expired without any such revocation, Executive will receive his Base Salary, less applicable federal, state and local withholdings, for the remainder of the Extended Term, which Base Salary shall be paid out in accordance with the Company’s typical payroll practices. Except as set forth below, Executive will not be eligible to receive either the equity compensation, as discussed in Section 3 of this Schedule A nor annual cash bonus, as discussed in Section 2 of this Schedule A, after the Executive’s employment with the Company is terminated. The salary continuation described above is in addition to and not in lieu of, the severance payments described in this Section 5.3. Additionally, even if the Extended Term expired, Executive shall be entitled to a one-time lump severance payment equal to one time the Executive’s Base Salary that Executive is receiving at the time of his termination, plus the last annual cash bonus that was paid to Executive. The lump sum severance payment shall be made less all applicable federal, state and local withholdings, and shall be made within 45 days of Executive’s execution of a general release. The general release must be executed and become irrevocable within 60 days following the date of termination, and no severance payment shall be made prior to the date on which such release becomes irrevocable. In addition, if Executive is terminated by the Company without Cause or due to Executive’s resignation for Good Reason within 24 months of a Change in Control, all equity awards then held by Executive shall be treated as set forth in Section 6.4 of the Agreement.

6.       Vacation. Executive shall be entitled to receive four (4) weeks (20 business days) paid vacation time during each year of employment upon dates agreed upon by the Company, it being agreed that any unused vacation days will not be carried over from year to year but will instead be forfeited. In the event of Executive’s termination, Executive shall receive payment for any unused vacation days as of the date of termination.

[4] “Change in Control” shall have the same meaning as set forth in Section 6.6 of the Agreement.